Exhibit 5.1

December 16, 2025

Humacyte, Inc.

2525 East North Carolina Highway 54

Durham, NC 27713

Ladies and Gentlemen:

We have acted as counsel to Humacyte, Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the offer and sale of shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), having an aggregate offering price of up to $60,000,000 (the “Shares”), pursuant to the registration statement on Form S-3 (File No. 333-290231) filed with the United States Securities and Exchange Commission (the “Commission”) on September 12, 2025 (the “Registration Statement”). The Shares are to be sold pursuant to that certain Sales Agreement, dated December 16, 2025, between the Company and TD Securities (USA) LLC, as sales agent (the “Sales Agreement”).

We have reviewed the Sales Agreement, the Registration Statement, and the prospectus, dated September 22, 2025, as supplemented by a prospectus supplement dated December 16, 2025, with respect to the offer and sale of the Shares, as filed with the Commission on December 16, 2025. We have also reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have assumed that the Shares will be duly registered on the books of the transfer agent and registrar of the Common Stock and that the Company will comply with applicable notice requirements regarding uncertificated shares provided under the Delaware General Corporation Law (the “DGCL”). We have assumed further that, except as to legal conclusions expressly set forth in this opinion, the information and representations and warranties contained in the agreements, instruments, records, certificates and other documents we reviewed were true, accurate and complete as of their stated date and are true, accurate and complete as of the date of this letter.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued and sold by the Company pursuant to the terms of the Sales Agreement and upon receipt by the Company of full payment therefor in accordance with the Sales Agreement, will be validly issued, fully paid and non-assessable.

We are members of the bar of the District of Columbia. We do not express any opinion herein on any laws other than the DGCL.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus supplement relating to the offer and sale of the Shares constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP